     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 1997

                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                              --------------------

                            GRAPHIC INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                  GEORGIA                            58-1101633
        (State or other jurisdiction of           (I.R.S. Employer
         incorporation or organization)          Identification No.)

                            2155 Monroe Drive, N.E.
                             Atlanta, Georgia 30324
                                 (404) 874-3327
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                MARK C. POPE III
                             Chairman of the Board
                            Graphic Industries, Inc.
                            2155 Monroe Drive, N.E.
                             Atlanta, Georgia 30324
                                 (404) 874-3327
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                              --------------------

                          Copies of Communications to:

                               SHAWN MARTIN, Esq.
                     Powell, Goldstein, Frazer & Murphy LLP
                                Sixteenth Floor
                           191 Peachtree Street, N.E.
                            Atlanta, Georgia  30303
                                 (404) 572-6600

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

                              --------------------

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                              --------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF SECURITIES       AMOUNT        PROPOSED MAXIMUM       PROPOSED MAXIMUM        AMOUNT OF
               TO BE                     TO BE        OFFERING PRICE PER     AGGREGATE OFFERING     REGISTRATION
            REGISTERED                 REGISTERED          SHARE(1)               PRICE(1)             FEE(1)
---------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value         366,029 shares        $12.875               $4,712,623.30        $1,428.07
---------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the proposed offering price and registration fee are based upon the average of the high and low prices of the Common Stock on July 16, 1997 as reported by the New York Stock Exchange.

                              --------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

  P R O S P E C T U S
  -------------------
                                 366,029 SHARES


                            GRAPHIC INDUSTRIES, INC.

                                  COMMON STOCK

                              ____________________



     This Prospectus relates to 366,029 shares (the "Shares") of common stock, $.10 par value ("Common Stock"), of Graphic Industries, Inc. (the "Company"). The Shares may be offered by certain shareholders of the Company from time to time in transactions in the open market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Sale of Shares."

     The Selling Shareholders acquired the Shares from the Company on July 1, 1997 in connection with the Company's acquisition of a company owned by the Selling Shareholders (as defined herein). See "Recent Development." The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Shareholders" and "Sale of the Shares."

     None of the proceeds from the sale of the Shares by the Selling Shareholder will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Shares being offered by the Selling Shareholders and to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

     The Common Stock is listed on the New York Stock Exchange. On July 16, 1997, the last reported sale price of the Common Stock of the Company reported on the New York Stock Exchange was $12.8125 per share.

                              ____________________


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
         SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ____________________

             The date of this Prospectus is ________________, 1997.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement"), of which this Prospectus forms a part, covering the Shares to be sold pursuant to this offering.

    As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information, exhibits and undertakings can be inspected at and obtained from the Commission as set forth below. For additional information regarding the Company, the Common Stock and related matters and documents, reference is made to the Registration Statement and exhibits thereto.

    CERTAIN DOCUMENTS PREVIOUSLY FILED BY THE COMPANY WITH THE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." COPIES OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM A PROSPECTUS IS DELIVERED UPON REQUEST TO THE SECRETARY, GRAPHIC INDUSTRIES, INC., 2155 MONROE DRIVE, N.E., ATLANTA, GEORGIA 30324 (TELEPHONE: (404) 874-3327).

    The Company is subject to the informational and reporting requirements of the Exchange Act, and accordingly files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission, as well as the Registration Statement, are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates.

                                  THE COMPANY

    The Company engages in all aspects of financial and corporate printing, reprographic services, commercial printing, direct mail printing and other graphic communications. It ranks approximately 17th in sales among commercial printing firms in North America. The Company's competitive position has been strengthened in recent years by its substantial capital investments in advanced equipment, including computerized multicolor presses, prepress equipment and laser scanners for color separations.

    The Company has expanded its printing and graphic arts services and its markets through a continuing program of acquisitions of established companies in its industry and through internal growth and development. Since its incorporation in 1970, the Company has grown from a regionally based business with six operating companies to a network of 18 commercial printing companies and a reprographics division with operations in the major U.S. market regions of the Southeast, Northeast, Midwest and Southwest.

    The Company's principal executive offices are located at 2155 Monroe Drive, N.E., Atlanta, Georgia 30324. Its telephone number is (404) 874-3327.


                               RECENT DEVELOPMENT

    On July 1, 1997, the Company acquired the assets of The Lithoprint Company, a Texas corporation ("Lithoprint") and Lithoimage, Inc., a Texas corporation ("Lithoimage") by means of a merger of each of Lithoprint and Lithoimage with and into a wholly-owned subsidiary of the Company pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated July 1, 1997 among the Company, Litho Acquisition Company, Lithoprint, Lithoimage, Dennis Eckholm and Robert
  R. Vallilee. Pursuant to the Merger Agreement, the Company issued the Shares to Dennis Eckholm and Robert R. Vallilee (the "Selling Shareholders") as merger consideration. Under the terms of the Merger Agreement, the Company agreed to register the Shares for resale by the Selling Shareholders and to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Registration Statement of which this Prospectus is a part was filed with the Commission pursuant to the registration provisions of the Merger Agreement.


                              SELLING SHAREHOLDER

    Dennis Eckholm beneficially owns 354,590 shares of Common Stock, which are being offered hereby (89,219 of which are being held in escrow, pursuant to the terms of the Merger Agreement), and Robert R. Vallilee beneficially owns 11,439 shares of Common Stock which are being offered hereby (2,288 of which are being held in escrow pursuant to the terms of the Merger Agreement).
  Prior to the offering, each Selling Shareholder beneficially owned less than one percent of the number of shares of Common Stock of the Company outstanding on the date of this Prospectus (calculated without regard to the shares of Common Stock issuable upon conversion of shares of Class B Common Stock or any of the Company's convertible debentures.) Upon the sale by the Selling Shareholders of all of the Shares and completion of the offering, assuming all of the Shares being offered hereby are sold and that no other changes in the Selling Shareholders' beneficial ownership occur prior to completion of this offering, none of the Selling Shareholders will beneficially own any shares of Common Stock of the Company.

                              SALE OF THE SHARES

    The sale of the Shares by the Selling Shareholders may be effected from time to time in transactions in the open market, in negotiated transactions or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

    The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Company agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under Securities Act.

                                 LEGAL MATTERS

    A legal opinion to the effect that the Shares are legally issued, fully paid and nonassessable has been rendered by Powell, Goldstein, Frazer & Murphy, LLP, Sixteenth Floor, 191 Peachtree Street, N.E., Atlanta, Georgia 30303.

                                    EXPERTS

    The consolidated financial statements and schedule of the Company appearing or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended January 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

           (1) The Company's Annual Report on Form 10-K for the year ended January 31, 1997 (Commission File No. 0-12204);

           (2) The Company's Quarterly Report on Form 10-Q for the period ended April 30, 1997 (Commission File No. 0-12204);

           (3) The description of the Company's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act on Form 8-A, as amended (Commission File No. 0-12204).

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date upon which this offering is terminated shall be deemed to be incorporated by reference herein and to be part hereof from the date any such document is filed.

      Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in this paragraph.

                   -----------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                   -----------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


  ITEM 1.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Registration fee to the Securities
      and Exchange Commission.......................   $1,428.07
    New York Stock Exchange Additional Listing Fee..    1,500.00
    Accounting fees and expenses....................    2,500.00
    Legal fees and expenses.........................    3,000.00
    Miscellaneous expenses..........................      200.00
             Total..................................   $8,628.07
                                                       =========

    The foregoing items, except for the SEC registration fee and the New York Stock Exchange additional listing fee, are estimated. The Registrant has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Shares.

  ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 14-2-850 et seq. of the Georgia Business Corporation Code and
  Article IX of the Registrant's Bylaws set forth the extent to which the Registrant's directors and officers may be indemnified by the Registrant against liability that they may incur while serving in such capacity. These provisions generally provide that the directors and officers of the Registrant will be indemnified by the Registrant against any losses incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director or officer of the Registrant or served with another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant if such director or officer acted in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under these provisions, the Registrant may provide advances for expenses incurred in defending any such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he is entitled to indemnification by the Registrant.

    The Registrant maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

  ITEM 16.  EXHIBITS.

  3(a)  Amended and Restated Articles of Incorporation. (1)

  3(b)  Bylaws. (2)

  4(a) See Articles V and VI of the Amended and Restated Articles of Incorporation contained in Exhibit 3(a) and Articles II and VII of the Bylaws contained in Exhibit 3(b).

  4(b) Form of Indenture, including Form of Debenture, between the Registrant and the First National Bank of Atlanta. (3)

  5 Opinion of Powell, Goldstein, Frazer & Murphy LLP, as to the legality of the securities being registered.

 23(a) Consent of Ernst & Young LLP (see page immediately preceding signature page to this Registration Statement).

 23(b) Consent of Powell, Goldstein, Frazer & Murphy LLP, is contained in its opinion filed as Exhibit 5 hereto.

  24    Power of Attorney (see signature page to this Registration Statement).

  99 Merger Agreement dated July 1, 1997 among Graphic Industries, Inc., Litho Acquisition Company, The Lithoprint Company, Lithoimage, Inc., Dennis Eckholm and Robert R. Vallilee.

  --------------------------------
  (1) Incorporated by reference to Exhibit 3(a) of the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1991 (File No. 0-12204).

  (2) Incorporated by reference to Exhibit 3(b) of the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1992 (File No. 0-12204).

  (3) Incorporated by reference to Exhibit 4(b) of the Registrant's Registration Statement on Form S-1 filed on April 30, 1986 (Reg. No. 33-5277).


  ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs (1)(i) and (1)(ii) do not
                -----------------
  apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction to the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 11, 1997.

                                       GRAPHIC INDUSTRIES, INC.


                                       By:  /s/ Mark C. Pope III
                                          ----------------------
                                            Mark C. Pope III
                                            Chairman of the Board and
                                            Chief Executive Officer



                               POWER OF ATTORNEY


    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints MARK C. POPE III as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          SIGNATURE                          TITLE                    DATE
          ---------                          -----                    ----

 /s/ Mark C. Pope III          Chairman of the Board and         July 11, 1997
-----------------------------  Chief Executive Officer
    Mark C. Pope III           (Principal Executive Officer)

/s/ Alvan A. Herring, Jr.      Director and Principal            July 11, 1997
-----------------------------  Financial Officer
    Alvan A. Herring, Jr.

/s/ William A. Wood, Jr.       Director                          July 11, 1997
-----------------------------
    William A. Wood, Jr.

/s/ John R. Pope               Director                          July 11, 1997
-----------------------------
    John R. Pope

/s/ James A. Hatcher           Director                          July 13, 1997
-----------------------------
    James A. Hatcher

/s/ Ralph N. Strayhorn, Jr.    Director                          July 11, 1997
-----------------------------
    Ralph N. Strayhorn, Jr.

/s/ Warren E. Andrews          Director                          July 11, 1997
-----------------------------
    Warren E. Andrews

/s/ Carter D. Pope             Director                          July 11, 1997
-----------------------------
    Carter D. Pope

/s/ Leo Benatar                Director                          July 11, 1997
-----------------------------
    Leo Benatar

                                 EXHIBIT INDEX
                                 -------------
Exhibit
Number     Description
-------    -----------

3(a)       Amended and Restated Articles of Incorporation. (1)

3(b)       Bylaws. (2)

4(a) See Articles V and VI of the Amended and Restated Articles of Incorporation contained in Exhibit 3(a) and Articles II and VII of the Bylaws contained in Exhibit 3(b).

4(b) Form of Indenture, including Form of Debenture, between the Registrant and First National Bank of Atlanta. (3)

5 Opinion of Powell, Goldstein, Frazer & Murphy LLP as to the legality of the securities being registered.

23(a) Consent of Ernst & Young LLP (see page immediately preceding signature page to this Registration Statement).

23(b) Consent of Powell, Goldstein, Frazer & Murphy LLP is contained in its opinion filed as Exhibit 5 hereto.

24         Power of Attorney (see signature page to this Registration
           Statement).

99 Merger Agreement dated July 1, 1997 among Graphic Industries, Inc., Litho Acquisition Company, The Lithprint Company, Lithoimage, Inc., Dennis Eckholm and Robert R. Vallilee.

-------------------------------
(1) Incorporated by reference to Exhibit 3(a) of the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1991 (File No. 0-12204).

(2) Incorporated by reference to Exhibit 3(b) of the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1992 (File No. 0-12204).

(3) Incorporated by reference to Exhibit 4(b) of the Registrant's Registration Statement on Form S-1 filed on April 30, 1986 (Reg. No. 33-5277).